Exhibit 23

Eighth Amended and Restated Owens-Illinois, Inc.

Stock Purchase and Savings Program

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-69624) pertaining to the Eighth Amended and Restated Stock Purchase and Savings Program of Owens-Illinois, Inc. of our report dated June 27, 2016, with respect to the financial statements and schedule of the Eighth Amended and Restated Owens-Illinois, Inc. Stock Purchase Savings Program included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Toledo, Ohio

June 27, 2016